1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Announces
Third-Quarter/Nine-Month 2010 Results

HIGHLIGHTS

▪
Completed agreements to acquire Plains Exploration & Production Company’s (NYSE: PXP) shallow water Gulf of Mexico (GOM) shelf assets and to issue $900 million in new equity-linked securities to fund future capital expenditures associated with McMoRan’s expanded asset base.  Closing of the acquisition and financings is expected by year-end 2010.

▪	Exploration & Development Activities:
o	Completion and flow test of the Davy Jones #1 discovery well expected to commence in the third quarter of 2011.
o	Davy Jones offset appraisal well commenced drilling on April 7, 2010 and is currently drilling below 19,900 feet towards a proposed total depth of 29,950 feet.
o
Blackbeard East ultra-deep exploratory well commenced drilling on March 8, 2010 and is currently drilling below 26,000 feet towards a proposed total depth of 29,950 feet.  Analysis of the information obtained to date indicates hydrocarbons in quality reservoir rocks with good porosity and permeability in the Upper and Middle Miocene below the salt weld.

o	Lafitte ultra-deep exploratory well commenced drilling on October 3, 2010 and is currently drilling below 3,300 feet towards a proposed total depth of 29,950 feet.
o
Wireline logs at Blueberry Hill indicated that the deep gas well encountered 105 net feet of hydrocarbon bearing sands with exceptional porosity in the Miocene.  Completion activities are under way with first production expected in the first quarter of 2011.

o	Near-term drilling includes three additional exploratory wells at the Boudin, Hurricane Deep and Platte prospects.
▪
Third-quarter 2010 production averaged 146 Million cubic feet of natural gas equivalents per day (MMcfe/d) net to McMoRan, compared with 215 MMcfe/d in the third quarter of 2009.  Average daily production for 2010 is expected to approximate 160 MMcfe/d net to McMoRan, including 140 MMcfe/d in the fourth quarter of 2010.

▪	Operating cash flows totaled $28.2 million for the third quarter of 2010 and $119.7 million for the nine months ended September 30, 2010.
▪
Capital expenditures totaled $58.8 million in the third quarter of 2010 and $160.3 million for the nine months ended September 30, 2010.  McMoRan expects capital expenditures to approximate $220 million for the year.

▪	Cash at September 30, 2010 totaled $180.2 million.

NEW ORLEANS, LA, October 18, 2010 – McMoRan Exploration Co. (NYSE: MMR) today reported a net loss applicable to common stock of $25.3 million, $0.26 per share, for the third quarter of 2010 compared with a net loss of $51.9 million, $0.60 per share, for the third quarter of 2009.

James R. Moffett and Richard Adkerson, McMoRan’s Co-Chairmen, said, “This is an exciting time for McMoRan.  Our active drilling and development program and the success of our recent activities provides confidence as we continue to test the multi-Tcf potential of our shallow water exploration targets and initiate production from our discoveries.  The information from Blackbeard East continues to confirm that quality reservoir rocks with good porosity and permeability exists below the salt weld on the Shelf of the Gulf of Mexico.  The data also confirms that there will be opportunities below the salt weld to develop production using conventional equipment and technologies, which enhances the economics of McMoRan’s high-impact ultra-deep prospect inventory.  We look forward to advancing our in-progress wells as we continue to build our industry-leading ultra-deep data base in pursuit of this new frontier.  Our recently announced transaction with PXP and related financings provide the basis for a multi-year high impact drilling and development program to enable us to build significant values for shareholders.”

SUMMARY FINANCIAL TABLE*

	Third Quarter		Nine Months
	2010	2009	2010	2009
	(In thousands, except per share amounts)
Revenues	$94,840	$109,535	$335,369	$303,463
Operating loss	(10,927)	(35,514)	(57,397)	(171,911)
Loss from continuing operations	(19,545)	(45,969)	(86,316)	(200,168)
Loss from discontinued operations	(1,184)	(1,575)	(4,260)	(5,692)
Net loss applicable to common stock(a,b)	(25,253)	(51,932)	(113,159)	(215,785)
Diluted net loss per share: Continuing operations	$(0.25)	$(0.58)	$(1.17)	$(2.76)
Discontinued operations	(0.01)	(0.02)	(0.05)	(0.07)
Applicable to common stock	$(0.26)	$(0.60)	$(1.22)	$(2.83)
Diluted average shares outstanding	95,469	86,038	92,789	76,152
Operating cash flows(c)	$28,172	$31,926	$119,705	$85,458
EBITDAX(d)	$40,352	$57,142	$184,092	$183,976
Capital expenditures	$58,823	$29,044	$160,259	$113,375

*
If any in-progress well or unproved property is determined to be non-productive or no longer meets the capitalization requirements under applicable accounting rules after the date of this release but prior to the filing of McMoRan’s September 30, 2010 Form 10-Q, the related costs incurred through September 30, 2010 would be charged to expense in McMoRan’s third-quarter 2010 financial statements.  MMR’s investment in its seven in-progress or unproved wells totaled $167.6 million at September 30, 2010, including $63.1 million associated with the Davy Jones discovery and offset appraisal wells.

a.	Notable items impacting the financial results for the 2010 and 2009 periods are included in the following table:

	Third Quarter		Nine Months
	2010	2009	2010	2009
	(In thousands)
Impairment charges(1)	$(11,322)	$(11,224)	$(82,024)	$(64,769)
Non-productive exploration well charges	(51)	(7,338)	(7,522)	(61,707)
Gain on oil and gas derivative contracts(2)	942	738	4,210	16,624
Insurance proceeds(3)	5,584	-	14,755	18,742
Charges for inducement of preferred stock(4)	(1,382)	-	(12,150)	-

(1)	Reduction of certain fields’ net carrying value to fair value based on period-end pricing and cost assumptions and estimated remaining reserves.
(2)	See details of gains on oil and gas derivative contracts on page I (d).
(3)	Partial payments for insured losses related to the September 2008 hurricanes in the GOM.
(4)	See details on induced conversions of preferred stock on page I (g).
b.	After preferred dividends.
c.
Includes working capital sources (uses) of $26.5 million in third-quarter 2010, $7.1 million in third-quarter 2009, $46.8 million in the first nine months of 2010 and $(2.2) million in the first nine months of 2009.

d.	See reconciliation of EBITDAX to net loss applicable to common stock on page II.

PENDING ACQUISITION OF PXP’s SHALLOW WATER GOM ASSETS & RELATED FINANCING
On September 20, 2010, McMoRan announced an agreement to acquire PXP’s shallow water GOM shelf assets for a combination of stock and cash.  Under the terms of the transaction, McMoRan will issue 51 million shares of McMoRan common stock and pay $75 million in cash to PXP to acquire all of PXP’s interests and exploration rights in the shallow waters of the shelf of the GOM.

The transaction will increase McMoRan’s scale of operations on the GOM shelf, consolidate its ownership in core focus areas, expand its participation in future production from its deep gas and ultra-deep exploration and development programs and increase current reserves and production.  In addition, McMoRan will continue to benefit from its positive relationship with PXP through PXP’s significant shareholding position in McMoRan.

The closing of the acquisition is subject to McMoRan shareholder approval of the issuance of common stock to PXP, as required by New York Stock Exchange (NYSE) rules, the completion of financing transactions, receipt of regulatory approvals and other customary closing conditions.  Early termination of the waiting period under the Hart Scott Rodino Act was granted in mid October.  Preliminary proxy materials related to the McMoRan shareholder meeting were filed with the Securities and Exchange Commission (SEC) on October 5, 2010.  McMoRan expects to hold the shareholder meeting and close the acquisition by year-end 2010.

McMoRan also announced that it will privately issue $900 million in equity-linked securities to fund future capital expenditures associated with McMoRan’s expanded asset base and for general corporate purposes.  The financing includes $400 million in investments from institutional investors and $500 million from Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX).

McMoRan currently has approximately 95.5 million shares of common stock outstanding.  Assuming conversion of McMoRan’s remaining outstanding 8% Convertible Perpetual Preferred Stock, 5.25% Convertible Debt and 6¾% Mandatory Convertible Preferred Stock, McMoRan would have approximately 114 million common shares outstanding.  Including the effects of the PXP transaction and the private placement of equity and debt securities on a pro forma basis, McMoRan would have approximately 221 million common shares outstanding on a fully converted basis.

PRODUCTION AND DEVELOPMENT ACTIVITIES
Third-quarter 2010 production averaged 146 MMcfe/d net to McMoRan, compared with 215 MMcfe/d in the third quarter of 2009.  Production is expected to average approximately 140 MMcfe/d in the fourth quarter of 2010 and 160 MMcfe/d for the year.  These estimates exclude production from the PXP properties, which averaged 45 MMcfe/d in the third quarter of 2010.  McMoRan’s estimated production rates are dependent on the timing of planned recompletions, production performance and other factors.

Production from the Flatrock field averaged a gross rate of approximately 182 MMcfe/d (34 MMcfe/d net to McMoRan) in the third quarter of 2010.  The operator successfully recompleted the #230 well to an up hole zone in the third quarter of 2010 and plans to recomplete the #229 well in the fourth quarter of 2010.  McMoRan currently owns a 25.0 percent working interest in Flatrock.  Upon completion of the PXP transaction, McMoRan’s working interest in Flatrock would increase from 25.0 percent to 55.0 percent.

EXPLORATION ACTIVITIES

McMoRan is one of the largest acreage holders on the Shelf of the GOM and onshore in the Gulf Coast area and has rights to approximately one million gross acres, including over 200,000 gross acres associated with the ultra-deep gas play below the salt weld.  McMoRan’s exploration strategy is focused in the shallow waters (i.e. less than 150 feet of water) of the GOM and Gulf Coast area on the “deep gas play” and on the “ultra-deep gas play.”  Deep gas prospects target large Miocene age deposits above the salt weld (i.e. listric fault) at depths typically between 15,000 to 25,000 feet.  Ultra-deep prospects target objectives typically at depths below 25,000 feet beneath the salt weld in the Miocene and older age sections that have been correlated to those sections that have been productive in deepwater drilling by other industry participants.

Shallow Water, Deep Gas Exploration Activities
The Blueberry Hill #9 STK1, located on Louisiana State Lease 340 in 10 feet of water, commenced drilling on April 26, 2010 and was drilled to a true vertical depth (TVD) of 24,200 feet in August 2010.  As previously reported, wireline logs indicated that the well encountered 105 net feet of hydrocarbon bearing sands with exceptional porosity in the Miocene.  McMoRan is currently completing the well and expects to begin production from the well in the first quarter of 2011.

McMoRan currently owns a 42.9 percent working interest and a 29.7 percent net revenue interest in the Blueberry Hill well.  Upon completion of the PXP transaction, McMoRan would own a 90.8 percent working interest and a 62.8 percent net revenue interest in Blueberry Hill.  McMoRan’s investment in the Blueberry Hill field totaled $31.2 million at September 30, 2010, including $24.5 million in costs associated with the #9 STK1 well currently being completed for production.

The Laphroaig No. 2 well in St. Mary Parish, Louisiana commenced drilling on September 24, 2010, and is currently drilling below 13,000 feet with a planned total depth of 20,000 feet.  The well is targeting proven undeveloped reserves identified by the discovery well as well as additional exploration potential.  The Laphroaig discovery well was drilled in 2007.  McMoRan has a 37.3 percent working interest and a 28.5 percent net revenue interest in the Laphroaig prospect.  McMoRan’s investment in the Laphroaig No. 2 well totaled $0.5 million at September 30, 2010.

McMoRan’s near-term deep gas exploratory drilling plans also include the Boudin, Hurricane Deep and Platte prospects.  Boudin is located in 20 feet of water on Eugene Island Block 26.  The well has a proposed total depth of 23,050 feet and will test Miocene objectives.  McMoRan holds a 37.1 percent working interest in Boudin and upon completion of the PXP transaction would hold a 74.2 working interest in Boudin.  Hurricane Deep is located on the southern flank of the Flatrock structure in 12 feet of water on South Marsh Island Block 217.  The well has a proposed total depth of 20,000 feet and is targeting the significant Gyro sand encountered in the Hurricane Deep well (No. 226) in 2007.  The location also offers the opportunity to evaluate deeper potential Gyro zones.  McMoRan currently holds a 25 percent working interest and upon completion of the PXP transaction would hold a 55 percent working interest in Hurricane Deep.  McMoRan’s investment in Hurricane Deep field totaled $13.3 million at September 30, 2010, and its share of costs to re-drill to 18,450 feet is expected to be covered under its insurance program.  Platte, which is located in Vermilion Parish, Louisiana, has a proposed total depth of 18,700 feet.  McMoRan holds a 50.0 percent working interest in Platte.

Shallow Water, Ultra-deep Exploration Activities
The data received to date from ultra-deep drilling on the Shelf confirm McMoRan’s geologic modeling, which correlates objective sections on the Shelf below the salt weld (i.e. listric fault) in the Miocene and older age sections to those productive sections seen in deepwater discoveries by other industry participants.  McMoRan has identified 15 ultra-deep prospects in shallow water, including Davy Jones, Blackbeard West, Blackbeard East and Lafitte.  McMoRan’s in-progress ultra-deep activities include delineation drilling at Davy Jones as well as exploratory drilling at Blackbeard East and Lafitte.

In February 2010, the Davy Jones discovery well on South Marsh Island Block 230 was drilled to a total depth of 29,000 feet.  As reported in January 2010, McMoRan logged 200 net feet of pay in multiple Eocene/Paleocene (Wilcox) sands in the well.  In March 2010, a production liner was set and the well was temporarily abandoned to prepare for completion.  Completion equipment is being procured and completion and flow testing activities are expected to commence in the third quarter of 2011.

On April 7, 2010, McMoRan commenced drilling the Davy Jones offset appraisal well on South Marsh Island Block 234, two and a half miles southwest of the Davy Jones discovery well.  The well is currently drilling below 19,900 feet towards a proposed total depth of 29,950 feet.  The offset appraisal well (Davy Jones #2) is expected to test similar sections up-dip to the discovery well, as well as deeper objectives, including potential additional Wilcox and possibly Cretaceous (Tuscaloosa) sections.

Davy Jones involves a large ultra-deep structure encompassing four OCS lease blocks (20,000 acres).  McMoRan is funding 28.7 percent of the drilling costs and holds a 32.7 percent working interest and 25.9 percent net revenue interest.  Upon completion of the PXP transaction, McMoRan would hold a 60.4 percent working interest and 47.9 percent net revenue interest in Davy Jones.  Other working interest owners in Davy Jones include: Energy XXI (NASDAQ: EXXI) (15.8%), Nippon Oil Exploration USA Limited (12%), W.A. "Tex" Moncrief, Jr. (8.8%) and a private investor (3%).  McMoRan’s investment in Davy Jones totaled $63.1 million at September 30, 2010, including $25.9 million in costs associated with the offset appraisal well in progress.

The Blackbeard East ultra-deep exploration well, located in 80 feet of water on South Timbalier Block 144, commenced drilling on March 8, 2010.  As previously reported on September 20, 2010, the well encountered several sands below 24,100 feet in the Middle Miocene as indicated by log-while-drilling tools and mud logs.  Subsequently, McMoRan has deepened the well to 26,000 feet and has obtained data from wireline logs, side wall cores and formation tests.  Analysis of the information obtained to date indicates hydrocarbons in quality reservoir rocks with good porosity and permeability in the Upper and Middle Miocene below the salt weld.  The pressure and temperature data below the salt weld between 19,500 feet and 24,600 feet indicates that a completion could utilize conventional equipment and technologies. McMoRan is continuing to evaluate the data to determine the optimum production take point for the zones drilled to date and is evaluating potential offset locations in the Blackbeard East area.  McMoRan is preparing to set a 9⅜ inch liner at 26,000 feet and deepen the well to a proposed total depth of 29,950 feet to evaluate deeper Miocene objectives.

McMoRan is funding 32.0 percent of the costs for Blackbeard East and holds a 38.5 percent working interest and 30.7 percent net revenue interest.  Upon completion of the PXP transaction, McMoRan would hold a 70.0 percent working interest and 56.2 percent net revenue interest in Blackbeard East.  Other working interest owners in Blackbeard East include: EXXI (18.0%), W.A. "Tex" Moncrief, Jr. (10.0%) and a private investor (2.0%).  McMoRan’s investment in the Blackbeard East well totaled $31.5 million at September 30, 2010.

The Lafitte ultra-deep exploration well commenced drilling on October 3, 2010 and is currently drilling below 3,300 feet towards a proposed total depth of 29,950 feet.  Lafitte is located on Eugene Island Block 223 in 140 feet of water.  The well is targeting Middle and Deep Miocene objectives below the salt weld.  McMoRan holds a 40.5 percent working interest and 32.8 percent net revenue interest in the prospect.  Upon completion of the PXP transaction, McMoRan would hold a 72.0 percent working interest and 58.3 percent net revenue interest in Lafitte.  Other working interest owners in Lafitte include: EXXI (18.0%), and W.A. "Tex" Moncrief, Jr. (10.0%).  McMoRan’s investment in the Lafitte well totaled $5.7 million at September 30, 2010.

  The information gained from the Blackbeard East and Lafitte wells will enable McMoRan to develop plans for future operations at Blackbeard West.  As previously reported, the Blackbeard West ultra-deep exploratory well on South Timbalier Block 168 was drilled to 32,997 feet in 2008.  Logs indicated four potential hydrocarbon bearing zones that require further evaluation and the well was temporarily abandoned.  McMoRan is evaluating whether to drill deeper at Blackbeard West, drill an offset location or complete the well to test the existing zones.  McMoRan holds a 32.3 percent working interest and 26.3 percent net revenue interest in Blackbeard West.  Upon completion of the PXP transaction, McMoRan would hold a 67.3 percent working interest and 54.8 percent net revenue interest.  McMoRan’s investment in the Blackbeard West well totaled $31.2 million at September 30, 2010.

REVENUES
McMoRan’s third-quarter 2010 oil and gas revenues totaled $90.8 million, compared to $105.8 million during the third quarter of 2009.  During the third quarter of 2010, McMoRan’s sales volumes totaled 8.8 Bcf of gas, 534,000 barrels of oil and condensate and 1.5 Bcfe of plant products, compared to 13.6 Bcf of gas, 761,600 barrels of oil and condensate and 1.6 Bcfe of plant products in the third quarter of 2009.  McMoRan’s third-quarter comparable average realizations for gas (before hedging) were $4.61 per thousand cubic feet (Mcf) in 2010 and $3.39 per Mcf in 2009; for oil and condensate McMoRan received an average of $75.78 per barrel in third-quarter 2010 compared to $66.81 per barrel in third-quarter 2009.

CASH, LIQUIDITY AND CAPITAL EXPENDITURES
At September 30, 2010, McMoRan had $180.2 million in cash.  Total debt was $375 million at September 30, 2010, including $75 million in 5¼% convertible senior notes due in October 2011 with a conversion price of $16.575 per share.  McMoRan currently has no amounts borrowed under its $175 million revolving credit facility and $75 million in availability after considering $100 million in outstanding letters of credit.

Capital expenditures totaled $58.8 million for the third quarter of 2010 and $160.3 million for the nine-months ended September 30, 2010.  Capital expenditures are expected to approximate $220 million for the year, including $140 million in exploration and $80 million in development spending.

Net abandonment expenditures, which include scheduled conventional and hurricane-related work, totaled $29.2 million for the third quarter of 2010 and $70.8 million for the nine months ended September 30, 2010.  These amounts exclude insurance reimbursements totaling $5.6 million in the third quarter of 2010 and $14.8 million for the nine months ended September 30, 2010.  Abandonment expenditures are expected to approximate $110 million in 2010, including $50 million associated with hurricane damage reclamation work for which McMoRan expects reimbursement under its insurance program.

A copy of this release is available on McMoRan’s web site at www.mcmoran.com.  A conference call with securities analysts about third-quarter 2010 results is scheduled for today at 10:00 a.m. Eastern Time.  The conference call will be broadcast on the Internet along with slides.  Interested parties may listen to the conference call live and view the slides by accessing “www.mcmoran.com”.   A replay of the webcast will be available through Friday, November 19, 2010.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of natural gas and oil in the shallow waters of the GOM Shelf and onshore in the Gulf Coast area.  Additional information about McMoRan is available on its internet website “www.mcmoran.com”.

-----------------------------------------------------

CAUTIONARY STATEMENT: This press release contains forward-looking statements that involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. We caution readers that those statements are not guarantees of future performance or exploration and development success, and our actual exploration experience and future financial results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, capital expenditures, reclamation costs, anticipated and potential production and flow rates, statements about the potential opportunities and benefits presented by the proposed property acquisition, including expectations regarding reserve estimates and production rates, statements about the proposed financing transactions and other statements that are not historical facts. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations or financial condition.  Important factors that can cause actual results to differ materially from the results anticipated by forward-looking statements include, but are not limited to, those associated with general economic and business conditions, variations in the market demand for, and prices of, oil and natural gas, drilling results, unanticipated fluctuations in flow rates of producing wells, oil and natural gas reserve expectations, the potential adoption of new governmental regulations, the ability to satisfy future cash obligations and environmental costs, adverse conditions, such as high temperatures and pressure that could lead to mechanical failures or increased costs, as well as other general exploration and development risks and hazards, the closing of the property acquisition, the exercise of preferential rights by third parties, the closing of the financing transactions, each of which depends on the satisfaction of various closing conditions, including, but not limited to, obtaining shareholder approval of the issuances of securities as required under New York Stock Exchange rules and obtaining regulatory approvals, and other factors described in more detail in Part I, Item 1A. "Risk Factors" included in our 2009 Form 10-K, as updated by our subsequent filings with the

SEC. Investors are cautioned that many of the assumptions upon which our forward-looking statements are based are likely to change after our forward-looking statements are made, including for example the market prices of oil and natural gas, which we cannot control, and production volumes and costs, some aspects of which we may or may not be able to control. Further, during the quarter, we may make changes to our business plans that could or will affect our results for the quarter. We caution investors that we do not intend to update our forward-looking statements more frequently than quarterly, notwithstanding any changes in our assumptions, changes in our business plans, our actual experience, or other changes, and we undertake no obligation to update any forward-looking statements.

This press release contains a financial measure, earnings before interest, taxes, depreciation, amortization and exploration expenses (EBITDAX), commonly used in the oil and natural gas industry but not defined under GAAP. As required by SEC Regulation G, reconciliations of this measure to amounts reported in McMoRan’s consolidated financial statements are included in the supplemental schedules of this press release.

ADDITIONAL INFORMATION: In connection with the proposed transaction, McMoRan filed a proxy statement with the SEC on October 5, 2010.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED IN CONNECTION WITH THE PROPOSED TRANSACTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. These materials (and all other documents filed by McMoRan with the SEC) are available free of charge at www.mcmoran.com.  Investors and security holders may also obtain the proxy statement and other documents filed with the SEC by McMoRan free of charge at the SEC's web site, www.sec.gov.

McMoRan's directors and executive officers and other persons may be deemed, under SEC rules, to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding McMoRan’s directors and officers can be found in its proxy statement filed with the SEC on March 25, 2010. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests in the transaction, by security holdings or otherwise, is contained in the proxy statement filed with the SEC.
#     #     #

McMoRan EXPLORATION CO.
STATEMENTS OF OPERATIONS (Unaudited)
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2010		2009	2010		2009
	(In Thousands, Except Per Share Amounts)
Revenues:
Oil and natural gas	$90,778		$105,822	$323,727		$294,969
Service	4,062		3,713	11,642		8,494
Total revenues	94,840		109,535	335,369		303,463
Costs and expenses:
Production and delivery costs a	47,071		49,087	136,295		146,933
Depletion, depreciation and amortization expense b	48,588		75,980	214,720		243,347
Exploration expenses c	5,256		10,802	28,099		86,064
Gain on oil and gas derivative contracts d	(942)		(738)	(4,210)		(16,624)
General and administrative expenses	11,148	e	9,621	35,267	e	32,983
Main Pass Energy Hub™ costs	230		297	805		1,413
Insurance recoveries f	(5,584)		-	(14,755)		(18,742)
Gain on sale of oil and gas property	-		-	(3,455)		-
Total costs and expenses	105,767		145,049	392,766		475,374
Operating loss	(10,927)		(35,514)	(57,397)		(171,911)
Interest expense, net	(8,690)		(10,930)	(29,096)		(31,871)
Other income, net	72		298	177		3,470
Loss from continuing operations before income taxes	(19,545)		(46,146)	(86,316)		(200,312)
Income tax benefit	-		177	-		144
Loss from continuing operations	(19,545)		(45,969)	(86,316)		(200,168)
Loss from discontinued operations	(1,184)		(1,575)	(4,260)		(5,692)
Net loss	(20,729)		(47,544)	(90,576)		(205,860)
Preferred dividends and inducement payments for early
conversion of convertible preferred stock	(4,524	)g	(4,388)	(22,583	)g	(9,925)
Net loss applicable to common stock	$(25,253)		$(51,932)	$(113,159)		$(215,785)

Basic and diluted net loss per share of common stock:
Continuing operations	$(0.25)		$(0.58)	$(1.17)		$(2.76)
Discontinued operations	(0.01)		(0.02)	(0.05)		(0.07)
Net loss per share of common stock	$(0.26)		$(0.60)	$(1.22)		$(2.83)
Average common shares outstanding:
Basic and diluted	95,469		86,038	92,789		76,152

a.
Includes hurricane damage assessment and repair charges (credits) associated with the September 2008 hurricanes totaling $1.2 million and $3.9 million in the third quarter and nine months ended September 30, 2010, respectively, and $(0.5) million and $14.2 million in the third quarter and nine months ended September 30, 2009, respectively.

b.
Includes impairment charges totaling $11.3 million and $82.0 million in the third quarter and nine months ended September 30, 2010, respectively, and $11.2 million and $64.8 million in the third quarter and nine months ended September 30, 2009, respectively.

c.
Includes non-productive well costs of $0.1 million and $7.5 million in the third quarter and nine months ended September 30, 2010, respectively, and $7.3 million and $61.7 million in the third quarter and nine months ended September 30, 2009, respectively.

d.	McMoRan’s gain on its oil and gas derivative contracts include the following (in thousands):
	Third Quarter		Nine Months
	2010	2009	2010	2009
Gain on settled contracts	$(897)	$(5,338)	$(8,275)	$(40,210)
Mark-to-market (gain) loss	(45)	4,600	4,065	23,586
Gain on oil and gas derivative contracts	$(942)	$(738)	$(4,210)	$(16,624)
e.	Includes $1.4 million in transaction related costs for the pending acquisition of certain oil and gas property interests from Plains Exploration & Production Company.
f.	Represents McMoRan’s share of partial payments of insurance reimbursements related to losses incurred from the September 2008 hurricanes.
g.
Includes $1.4 million of payments to induce conversion of approximately 7,000 shares of McMoRan’s 8% convertible perpetual preferred stock (8% preferred stock) into approximately 1.0 million shares of common stock in the third quarter ended September 30, 2010 and $12.2 million of payments to induce conversion of approximately 64,200 shares of 8% preferred stock into approximately 9.4 million shares of common stock in the nine months ended September 30, 2010.

I

McMoRan EXPLORATION CO.
RECONCILATION OF REPORTED AMOUNTS TO NON-GAAP ITEMS (Unaudited)

EBITDAX is a financial measure commonly used in the oil and natural gas industry but is not a recognized accounting term under accounting principles generally accepted in the United States of America (GAAP).  As defined by McMoRan, EBITDAX reflects the company’s adjusted oil and gas operating income (loss).   EBITDAX is derived from net loss from continuing operations before other income, net; interest expense, net; income tax benefit; Main Pass Energy HubTM costs; exploration expenses; depletion, depreciation and amortization expense; hurricane repair charges (credits) included in production and delivery costs; stock-based compensation charged to general and administrative expenses; insurance recoveries; gain on sale of oil and gas property; and change in fair value of oil and gas derivative contracts.  EBITDAX should not be considered by itself or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP, or as a measure of McMoRan’s profitability or liquidity.  Because EBITDAX excludes some, but not all, items that affect net income (loss), the computation of this non-GAAP financial measure may be different from similar presentations of other companies, including oil and gas companies in our industry.  As a result, the EBITDAX data presented below may not be comparable to similarly titled measures of other companies.

McMoRan’s management utilizes both the GAAP and non-GAAP results presented in this news release to evaluate McMoRan’s performance and believes that comparative analysis of results are useful to investors and other internal and external users of our financial statements in evaluating our operating performance, and such analysis can be enhanced by excluding the impact of these items to help investors meaningfully compare our results from period to period.  The following is a reconciliation of reported amounts from net loss applicable to common stock to EBITDAX (in thousands):

	Third Quarter		Nine Months
	2010	2009	2010	2009
Net loss applicable to common stock, as reported	$(25,253)	$(51,932)	$(113,159)	$(215,785)
Preferred dividends and inducement payments for early
conversion of convertible preferred stock	4,524	4,388	22,583	9,925
Loss from discontinued operations	1,184	1,575	4,260	5,692
Loss from continuing operations, as reported	(19,545)	(45,969)	(86,316)	(200,168)

Other income, net	(72)	(298)	(177)	(3,470)
Interest expense, net	8,690	10,930	29,096	31,871
Income tax benefit	-	(177)	-	(144)
Main Pass Energy HubTM costs	230	297	805	1,413
Exploration expenses	5,256	10,802	28,099	86,064
Depletion, depreciation and amortization expense	48,588	75,980	214,720	243,347
Hurricane repair charges (credits) included in production and
delivery costs	1,205	(455)	3,857	14,221
Stock-based compensation charged to general and
administrative expenses	1,629	1,432	8,153	5,998
Insurance recoveries	(5,584)	-	(14,755)	(18,742)
Gain on sale of oil and gas property	-	-	(3,455)	-
Change in fair value of oil and gas derivative contracts	(45)	4,600	4,065	23,586
EBITDAX	$40,352	$57,142	$184,092	$183,976

II

McMoRan EXPLORATION CO.
OPERATING DATA (Unaudited)

	Third Quarter		Nine Months
	2010	2009	2010	2009
Sales volumes:
Gas (thousand cubic feet, or Mcf)	8,754,300	13,619,300	29,795,900	36,990,900
Oil (barrels)	534,000	761,600	1,851,900	2,262,300
Plant products (Mcf equivalent) a	1,484,700	1,568,300	4,681,300	3,988,100
Average realizations:
Gas (per Mcf)	$ 4.61	$ 3.39	$ 4.97	$ 4.04
Oil (per barrel)	75.78	66.81	76.13	55.39

a.
Results include approximately $9.8 million and $34.3 million of revenues associated with plant products (ethane, propane, butane, etc.) during the third quarter and nine months ended September 30, 2010, respectively.  Plant product revenues for the comparable prior year periods totaled $8.6 million and $19.8 million.  One Mcf equivalent is determined using an estimated energy content differential ratio of six Mcf of natural gas to one barrel of crude oil, condensate or natural gas liquids.

III

McMoRan EXPLORATION  CO.
CONDENSED BALANCE SHEETS (Unaudited)

	September 30,	December 31,
	2010	2009
	(In Thousands)
ASSETS
Cash and cash equivalents	$180,193	$241,418
Accounts receivable	72,707	79,681
Inventories	39,277	47,818
Prepaid expenses	23,931	14,457
Fair value of oil and gas derivative contracts	3,114	8,693
Current assets from discontinued operations, including restricted cash
of $470	965	825
Total current assets	320,187	392,892
Property, plant and equipment, net	749,391	796,223
Restricted cash	52,718	41,677
Deferred financing costs and other assets	12,946	11,931
Long-term assets from discontinued operations	2,989	6,159
Total assets	$1,138,231	$1,248,882

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$82,275	$66,544
Accrued liabilities	91,812	51,945
Accrued interest and dividends payable	17,773	8,535
Current portion of accrued oil and gas reclamation costs	146,661	106,791
Fair value of oil and gas derivative contracts	198	1,237
Current portion of accrued sulphur reclamation costs (discontinued operations)	11,300	8,300
Current liabilities from discontinued operations	2,172	1,183
Total current liabilities	352,191	244,535
5¼% convertible senior notes	74,720	74,720
11.875% senior notes	300,000	300,000
Accrued oil and gas reclamation costs	203,809	321,920
Other long-term liabilities	17,031	16,602
Accrued sulphur reclamation costs (discontinued operations)	15,832	19,152
Other long-term liabilities from discontinued operations	6,149	6,145
Total liabilities	969,732	983,074
Stockholders' equity a	168,499	265,808
Total liabilities and stockholders' equity	$1,138,231	$1,248,882

a.
Includes 1,589,340 shares of McMoRan's 6¾% Mandatory Convertible Preferred Stock (6¾% preferred stock) ($158.9 million liquidation preference) which automatically convert on November 15, 2010, into between approximately 10.7 million and 12.8 million common shares. The conversion rate depends on the applicable average closing market price of McMoRan's common stock over the 20-trading-day period beginning on October 14, 2010, and ending on November 10, 2010. If the applicable average closing market price of McMoRan's common stock is above $14.88, then the conversion rate per $100 face amount of the 6¾% preferred stock will be 6.7204. The conversion rate would be 8.0645 if the applicable average closing market price of McMoRan's common stock is below $12.40. For average McMoRan common stock prices greater than or equal to $12.40 and equal to or less than $14.88, the conversion rate will be equal to $100 divided by McMoRan's average closing common stock price during the 20-trading-day period.  On October 15, 2010, the closing market price of McMoRan’s common stock was $18.44 per share.

IV

 McMoRan EXPLORATION CO.
STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended
	September 30,
	2010	2009
	(In Thousands)
Cash flow from operating activities:
Net loss	$(90,576)	$(205,860)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss from discontinued operations	4,260	5,692
Depletion, depreciation and amortization expense	214,720	243,347
Exploration drilling and related expenditures	7,522	61,707
Compensation expense associated with stock-based awards	15,701	11,966
Amortization of deferred financing costs	2,796	2,793
Change in fair value of oil and gas derivative contracts	4,065	23,586
Reclamation expenditures, net of prepayments by third parties	(70,786)	(39,625)
Increase in restricted cash	(11,041)	(11,293)
Gain on sale of oil and gas property	(3,455)	-
Other	295	(316)
(Increase) decrease in working capital:
Accounts receivable	16,340	32,914
Accounts payable and accrued liabilities	30,929	(14,219)
Prepaid expenses and inventories	(459)	(20,861)
Net cash provided by continuing operations	120,311	89,831
Net cash used in discontinued operations	(606)	(4,373)
Net cash provided by operating activities	119,705	85,458

Cash flow from investing activities:
Exploration, development and other capital expenditures	(160,259)	(113,375)
Proceeds from sale of oil and gas property	2,920	-
Net cash used in continuing operations	(157,339)	(113,375)
Net cash activity from discontinued operations	-	-
Net cash used in investing activities	(157,339)	(113,375)

Cash flow from financing activities:
Dividends paid and inducement payments on early conversion
of convertible preferred stock	(23,136)	(9,062)
Proceeds from exercise of stock options	197	-
Other	(652)	-
Net proceeds from the sale of common stock	-	84,929
Net proceeds from the sale of 8% convertible perpetual preferred
stock	-	83,228
Net cash (used in) provided by continuing operations	(23,591)	159,095
Net cash activity from discontinued operations	-	-
Net cash (used in) provided by financing activities	(23,591)	159,095
Net (decrease) increase in cash and cash equivalents	(61,225)	131,178
Cash and cash equivalents at beginning of year	241,418	93,486
Cash and cash equivalents at end of period	$180,193	$224,664

V